Exhibit 10.25

CALIFORNIA OFFICE LEASE

GLENDALE GALLERIA II

THIS LEASE is made and entered into as of October 18th, 2010, by and between GLENDALE II MALL ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and LEGALZOOM.COM, INC., a Delaware corporation (“Tenant”).

In consideration of the rents hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1. SUMMARY OF TERMS.

The following is a summary of the principal terms of the Lease. Any capitalized term set forth below shall, for the purposes of this Lease, have the meaning ascribed to it in this Section 1.

A.                                   Description of Premises

(1) Building: The building known as the Galleria Tower, located at 100 West Broadway, Glendale, California, containing 147,662 square feet of Rental Area (as defined in Section 3).

(2) Premises: Approximately 5,972 square feet of Rental Area on the first floor of the Building, Suite 100, as shown on Schedule A.

(3) Building Project: The Building, the land upon which the Building is situated, the Common Area (as defined in Section 10.1), the Parking Facilities (as defined in Section 34.21) and such additional facilities in subsequent years as may be determined by Landlord to be reasonably necessary or desirable for the management, maintenance or operation of the Building.

B.                                     Rent

(1) Annual Basic Rent:

Months During Term
After Rental	PSF	Annual	Monthly
Commencement Date	Basic Rent	Basic Rent	Installment
1-5	$0.00	$0.00	$0.00
6-12	$25.20	$150,494.40	$12,541.20
13-24	$26.40	$157,660.80	$13,138.40
25-36	$27.60	$164,827.20	$13,735.60
37-48	$28.80	$171,993.60	$14,332.80
49-60	$30.00	$179,160.00	$14,930.00
61-Termination Date	31.20	$186,326.40	$15,527.20

(2) Advance Rent: None ($0.00).

(3) Security:

(a) Cash Security Deposit: Twelve Thousand Five Hundred Forty One Dollars and 20/100 ($12,541.20) to be held in accordance with Section 6.4 of this Lease.

(b) Other: None.

C.                                     Adjustments. Intentionally Omitted

D.                                    Term

(1) Term: Five (5) years, five (5) months, subject to Section 4.

(2) Lease Commencement Date: The date of full execution of this Lease by Landlord and Tenant.

(3) Rental Commencement Date: The date on which the Premises are Ready for Occupancy, as set forth in Section 4.2, which is estimated to be November 12, 2010.

(4) Termination Date: The last day of the calendar month in which the sixty-fifth (65th) month anniversary of the Rental Commencement Date occurs (which is estimated to be April 30, 2016 provided the Rental Commencement Date is November 12, 2010), subject to Section 4.

E.                                      Notice and Payment

(1) Tenant Notice Address:

(prior to January 1, 2011)

Legalzoom.com, Inc.

7083 Hollywood Blvd

Hollywood, CA 90028

Attn: Legal Department

(on and after January 1, 2011)

Legalzoom.com, Inc.

101 N. Brand Boulevard, Suite 1100

Glendale, CA 91203

Attn: Legal Department

with a copy to (after Lease Commencement Date):

Legalzoom.com, Inc.

100 West Broadway, Suite 100

Glendale, California 91203

Attn: General Manager

(2) Landlord Notice Address:

Glendale II Mall Associates, LLC

100 West Broadway

Glendale, California 91203

with copies to:

Glendale II Mall Associates, LLC

10275 Little Patuxent Parkway

Columbia, Maryland 21044

General Growth Properties, Inc.

110 North Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

(3) Landlord Payment Address:

Glendale II Mall Associates, LLC

2828 Collection Center Drive

Chicago, IL 60693

F.                                      Broker - Landlord

Charles Dunn Company

100 West Broadway, Ste 510

Glendale, CA 91210

Broker — Tenant under separate agreement

Jones Lang LaSalle Brokerage

2049 Century Park East, Ste 2750

Los Angeles, CA 90067

2. DEFINITIONS.

For purposes of this Lease, the Schedules attached and made a part hereof and all agreements supplemental to this Lease, the following terms shall have the respective meanings as set forth in the following Section, subsection, paragraph and Schedule references:

Reference

Additional Rent	6.3
Advance Rent	1.B.
Alterations	15.1
Annual Basic Rent	1.B
Bankruptcy Code	19.1
Building	1.A
Casualty	17.1
Common Area	10.1
Default Rate	6.5
Event of Default	20.1
Event of Tenant’s Bankruptcy	19.1
Insolvency Laws	19.1
Landlord Notice Address	1.E
Landlord Payment Address	1.E
Lease Commencement Date	1.D

Mortgage	27
Mortgagee	27
Premises	1.A
Public Areas	Schedule C
Renewal Term	4.3
Rental Area	3
Rental Year	6.1
Rules and Regulations	9
Tenant Allowance	5.1
Tenant Improvements	5.1
Tenant Notice Address	1.E
Tenant’s Personal Property	15.3
Term	4.1
Termination Date	1.D
Transfer	25

3. LEASED PREMISES; MEASUREMENT.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as shown on the plan attached hereto as Schedule A, together with the right to use, in common with others, the Common Area. Subject to Landlord’s reasonable regulations, restrictions and guidelines, Tenant may also use the electrical and telephone rooms and the area below the concrete ceiling and above the concrete floor of the Premises and behind the walls of the Premises, to install and service wire, conduit and cable that serve Tenant’s equipment in the Premises in accordance with, and subject to, the other terms and provisions of this Lease and Landlord’s rights hereunder with respect to such areas. The rental area of the Premises (“Rental Area”) has been computed in accordance with the Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996) or such BOMA standard selected by Landlord. For purposes of this Lease, the parties hereto stipulate that the Rental Area for the Premises and Building shall be as set forth in Sections 1(A)(1) and 1(A)(2), as calculated by Landlord pursuant to the BOMA standard.

4. TERM AND COMMENCEMENT OF TERM.

4.1. Term. This Lease shall be effective and binding on the parties as of the Lease Commencement Date. The term of this Lease (the “Term”) and Tenant’s obligation to pay rental hereunder shall commence on the Rental Commencement Date which shall be the date the Premises are Ready for Occupancy. If necessary, the Termination Date shall be adjusted to effect the total number of years and months in the Term, as set forth in Section 1.D(1), plus the part of any calendar month so that the Term ends on the last day of a calendar month (as may need to be adjusted based upon the actual Rental Commencement Date).

The Term shall be for the period of time specified in subsection 1.D.(1) plus the part of the calendar month, if any, so that the Term ends on the last day of a calendar month (as may need to be adjusted based upon the actual Rental Commencement Date), unless earlier terminated pursuant to any other provision of this Lease or pursuant to law. Following the delivery of the Premises to Tenant in the condition required hereby and such Premises being Ready for Occupancy, Landlord shall deliver to Tenant one or more supplementary written agreements, in such form as Landlord shall reasonably prescribe, specifying the Lease Commencement Date, the Rental Commencement Date and the Termination Date, and Tenant shall execute and return such agreements to Landlord within ten (10) business days after Tenant’s receipt thereof with any corrections to inaccuracies, if necessary.

4.2. Ready For Occupancy. For purposes hereof, the Premises shall be deemed conclusively ready for occupancy (“Ready for Occupancy”) upon the completion of the following conditions:

a. Landlord has substantially completed its work on the Tenant’s Improvements except for punch list items and provided Tenant with possession of the Premises free and clear of any other occupants;

b. Landlord shall have received any governmental approvals which are necessary in order for Tenant to occupy the Premises, subject to a Tenant Delay (as defined below) and the Premises shall comply with all applicable laws, codes, regulations and ordinances including, without limitation, the Americans with Disabilities Act;

c. all Building systems and equipment serving the Premises are in good working order and condition; and

d. Tenant has been provided access to the Parking Facilities.

As used herein, a “Tenant Delay” shall mean (i) the failure of Tenant to timely approve or disapprove any matter requiring Tenant’s approval or consent within time periods set forth in this Lease, as applicable; and (ii) any material and unreasonable interference by Tenant or its agents with Landlord’s completion of Tenant’s Improvements and which objectively preclude or delay such construction. If Landlord contends that a Tenant Delay has occurred, Landlord shall notify Tenant in writing of the event which constitutes such Tenant Delay. If such actions, inaction or circumstance described in the notice (the “Delay Notice”) are not cured by Tenant within one (1) business day of Tenant’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Tenant Delay, then a Tenant Delay shall be deemed to have occurred commencing as of the date of Tenant’s receipt of the Delay Notice and ending as of the date such delay ends. If a Tenant Delay occurs, the date on which the Premises shall be deemed to have been “Ready for Occupancy” shall be the day on which the conditions set forth in Section 4.2(a)-(d) are satisfied minus all the Tenant Delay days that have occurred.

4.3. Option to Renew. Provided Tenant (or an Affiliate Assignee, as defined in Section 25.2, below) is in possession of the Premises and is not in default of any term, covenant or condition of this Lease (beyond all applicable notice and cure periods), Tenant shall have the option to renew the Term of this Lease for one (1) additional period of five (5) years (“Renewal Term”) to commence immediately following the Expiration Date.

Said Renewal Term shall be upon the same terms, covenants and conditions as contained in this Lease, except that (i) the Annual Basic Rent during said Renewal Term shall be at the “Prevailing Market Rate”, (ii) there shall be no further option to renew except as specifically provided herein, (iii) there shall be no abatement of rent (except as determined to be part of the Prevailing Market Rate), and (iv) Landlord shall not be obligated to construct, pay for or grant an allowance with respect to tenant improvements (except as determined to be part of the Prevailing Market Rate). “Prevailing Market Rate” shall mean the rent including all escalations, at which tenants, as of the commencement of the Renewal Term, are leasing non-sublease, non-renewal, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Premises, for a similar lease term, in an arm’s length transaction, which comparable space is located in the Building and in Comparable Buildings (as defined in Section 11(b), below) (collectively, the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, condition, design, quality of finishes, and layout of the improvements and the extent to which the same can be utilized by a general office user, and (iii) all other reasonable monetary and non-monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Prevailing Market Rate, consideration shall be given to the fact that Landlord and landlords are or are not paying real estate brokerage commissions in connection with such Comparable Transactions. In analyzing such comparable spaces, due consideration shall be given to the method by which the square footage of such space has been calculated. The Prevailing Market Rate shall include the periodic rental increases that would be included for space leased for the period of the Renewal Term.

In order to exercise the option granted herein, Tenant shall notify Landlord, in writing, no earlier than eighteen (18) months nor later than nine (9) months prior to the expiration of the initial Term that it is considering exercising its option to renew the Term. On receipt of such notice, Landlord will, in writing, not later than thirty (30) days after receipt of the notice from Tenant, quote to Tenant what Landlord’s proposed new Annual Basic Rent will be for the ensuing Renewal Term (“Prevailing Market Rate Notice”). Tenant shall then notify Landlord, in writing, not later than fifteen (15) days after notice received of such Prevailing Market Rate Notice, as to whether or not it will exercise the option herein granted and if no such notice of exercise of the option is received, the option shall be deemed waived; provided, however, in the event Tenant notifies Landlord in writing, on or before the fifteenth (15th) day following Tenant’s receipt of the Prevailing Market Rate Notice that Tenant reasonably disagrees with any such determination, Landlord and Tenant shall negotiate in good faith to determine a mutually acceptable Prevailing Market Rate. If Landlord and Tenant are unable to agree on the Prevailing Market Rate within twenty (20) days of receipt by Landlord of Tenant’s disagreement notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Prevailing Market Rate within ten (10) business days following the applicable Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the following. Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial MAI appraiser with at least ten (10) years experience appraising commercial real estate in the Tri Cities area to set the Prevailing Market Rate (in accordance with the criteria set forth above). If either Landlord or Tenant does not appoint an appraiser within ten (10) business days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall conclusively determine the Prevailing Market Rate. If both appraisers are appointed by Landlord and Tenant as stated above, they shall meet promptly and attempt to set the Prevailing Market Rate. In addition, if either of the first two (2) appraisers fails to submit their opinion of the Prevailing Market Rate within the time frames set forth below, then the single Prevailing Market Rate submitted shall automatically be the Prevailing Market Rate for the Renewal Term and shall be binding upon Landlord and Tenant. If the two (2) appraisers are unable to agree within ten (10) days after the second appraiser has been appointed, they shall attempt to select a third appraiser, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) appraisers are given to set the Prevailing Market Rate. If the two (2) appraisers are unable to agree on the third appraiser, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third appraiser who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half (½) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third appraiser, the third appraiser shall select one of the two Prevailing Market Rates submitted by the first two appraiser s as the Prevailing Market Rate for the Premises and Renewal Term. The determination of the Prevailing Market Rate by the third appraiser shall be conclusive and binding upon Landlord and Tenant. In the event Tenant exercises the option and following the determination of the Prevailing Market Rate (as provided above), Landlord and Tenant shall execute a modification to this Lease acknowledging such renewal and setting forth the new Annual Basic Rent.

The option shall be void if, at the time of exercise of such option, Tenant (or an Affiliate Assignee, as defined in Section 25.2, below) is not in possession of the Premises or if there is an Event of Default (as defined in Section 20.1) under this Lease or if Tenant fails to deliver the requisite notice thereof within the time period specified above. The option granted herein shall not be severed from this Lease, separately sold, assigned or transferred.

4.4. Early Termination of Lease. Provided Tenant is not in default of any term, covenant or condition of this Lease (beyond all applicable notice and cure periods), Tenant shall have a one-time right to terminate this Lease at the end of the third Rental Year (as defined in Section 6.1) of the Term. Tenant shall exercise the right granted herein by delivering written notice to Landlord of its intention to terminate twelve (12) months prior to the date Tenant intends to terminate, time being of the essence. Failure by Tenant to deliver such written notice within the time period stipulated herein shall constitute a waiver of Tenant’s right of termination.

If Tenant elects to terminate this Lease as provided herein, Tenant shall pay to Landlord an early termination fee in an amount equal to the unamortized portion of the Tenant Improvements, broker’s commission paid by Landlord in connection with this Lease and the Moving Allowance (as defined in Section 5.2), which sum shall be amortized on a straight-line basis over the Term of the Lease at eight percent (8%) rate per annum, plus two (2) months of the then current Annual Basic Rent. Upon receipt of Tenant’s notice exercising its right to terminate, Landlord will notify Tenant of the exact amount of termination fee due. Tenant shall pay the specified termination fee no later than thirty (30) days prior to such termination date. If such termination fee is not timely paid to Landlord, Tenant’s notice exercising its right to terminate the Lease shall be deemed void and inoperative.

If this Lease is terminated as provided herein, the parties agree to execute a commercially reasonable instrument which confirms and effects a release and surrender of all right, title and interest in and to the Premises pursuant to the terms of this Lease and otherwise.

4.5 Early Entry. Notwithstanding the foregoing, Tenant will be permitted to enter the Premises prior to the Rental Commencement Date during and after normal business hours for the purpose of installing its furniture, fixtures and other equipment, provided Tenant’s activities do not interfere with Landlord’s construction work. During the period that Tenant is occupying the Premises prior to the Rental Commencement Date, Tenant shall perform all its covenants and obligations contained in this Lease including, without limitation, those obligations relating to insurance and indemnification, but shall have no obligation to pay Rent, which obligation shall begin on the Rental Commencement Date.

5. TENANT IMPROVEMENTS AND ACCEPTANCE OF PREMISES.

5.1. Tenant Improvements. Prior to the Rental Commencement Date, subject to Unavoidable Delays as defined below, Landlord shall make turnkey improvements to the Premises (“Tenant Improvements”) in accordance with plans and specifications mutually agreed upon by Landlord and Tenant dated September 7, 2010 (“Plans and Specifications”). In addition, upon delivery to Tenant, the Premises shall comply with all applicable laws, codes, regulations and ordinances including, without limitation, the Americans with Disabilities Act, and all Building systems and equipment serving the Premises shall be in good condition and working order. All materials shall be building-standard materials unless otherwise specified in the Plans and Specifications. Except as otherwise specifically provided in this Lease, Landlord shall not be responsible for performing or paying for the moving or installation of telephone and computer systems, wiring or cabling, or the acquisition, moving or installation of Tenant’s furnishings, fixtures and equipment in the Premises (hereafter “Tenant Work”), and should the performance of any Tenant Work prior to the Ready for Occupancy date operate to delay Landlord’s performance of the Tenant Improvements, then, subject to the terms of the last paragraph of Section 4.2, above, the period of such delay shall be considered a Tenant Delay. “Unavoidable Delays” shall mean delays caused by labor disputes, acts of God, strikes, civil commotion, riot, war, governmental regulations or controls, adverse weather conditions, material shortages, or any other circumstances beyond the reasonable control of Landlord.

Notwithstanding the foregoing: (a) if the Premises are not Ready for Occupancy on or before November 19, 2010 (the “Outside Delivery Date”), subject to extension on a day for day basis for any Tenant Delay, then Tenant shall receive one (1) day of free Annual Basic Rent for each day after the Outside Delivery

Date until the Premises are Ready for Occupancy; and (b) if the Premises are not Ready for Occupancy by March 31, 2011, subject to extension on a day for day basis for any Tenant Delay, then Tenant shall have the right to terminate this Lease at anytime prior to the Premises becoming Ready for Occupancy.

Any other improvements to the Premises not shown on the Plans and Specifications are subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and such improvements shall be performed by a contractor reasonably approved by Landlord or, at Tenant’s option, by Landlord (in which case the cost thereof shall be paid by Tenant to Landlord within thirty (30) days following receipt of an invoice for same from Landlord). Any amounts payable by Tenant hereunder for improvements shall include Landlord’s standard construction management fee computed on the total cost of construction, excluding the cost of developing, preparing and modifying construction drawings, which fee shall not exceed two percent (2%) of hard costs incurred.

5.2. Moving Expense. Landlord agrees to bear the cost of Tenant’s moving related expenses, installation of data and cabling in an amount not to exceed Seventeen Thousand Nine Hundred Sixteen Dollars and 00/100 ($17,916.00) (“Moving Allowance”). Landlord shall reimburse Tenant the cost of the Moving Allowance within thirty (30) days after Tenant delivers to Landlord copies of invoices, receipts and any necessary lien waivers for the Moving Allowance.

5.3. Acceptance of Premises. Prior to occupancy, Landlord and Tenant shall conduct a joint inspection of the Premises during which they shall develop a mutually agreeable punchlist of items to be completed by Landlord. Tenant’s occupancy of the Premises shall be deemed to constitute acceptance of the Premises and acknowledgment by Tenant that Landlord has fully complied with its obligations hereunder to construct and deliver the Premises to Tenant, except for the punchlist items and any latent defects, which shall be completed by Landlord within a reasonable time thereafter. Landlord shall have the right to enter the Premises in accordance with Section 30 to complete or repair any such punchlist items and entry by Landlord, its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant of any of its obligations under this Lease, or impose any liability upon Landlord or its agents, employees or contractors.

6.  RENT.

6.1. Annual Basic Rent. Tenant shall pay to Landlord during each Rental Year of the Term fixed rent equal to the Annual Basic Rent as set forth in subsection 1.B.(l). Annual Basic Rent shall be payable in advance on the first day of each month of the Term in equal monthly installments, without notice, demand, abatement (except as otherwise specifically provided in this Lease), deduction or set-off. If the Term of this Lease shall commence on a day other than the first day of a month, the first payment shall include any prorated Annual Basic Rent for the period from the Rental Commencement Date to the first day of the first full calendar month of the Term.

“Rental Year” shall mean each successive twelve (12) calendar month period occurring during the Term of this Lease, or portion of such a period, with the first Rental Year commencing as of the Rental Commencement Date and ending on the last day of the twelfth full calendar month thereafter and the last Rental Year ending on the Termination Date. For any Rental Year of less or more than twelve full months, Annual Basic Rent shall be adjusted accordingly. All Annual Basic Rent and Additional Rent shall be paid to Landlord at the Landlord Payment Address.

6.2. Intentionally Omitted.

6.3. Additional Rent. Tenant shall pay to Landlord as additional rent (“Additional Rent”) all other sums of money which shall become due and payable hereunder. Unless a date for payment is otherwise specified herein, all Additional Rent shall be due and payable within thirty (30) days of invoicing by Landlord.

6.4 Advance Rent; Security.

A.  Intentionally Omitted.

B.  Security. Tenant shall, upon execution of this Lease, deposit with Landlord the cash Security Deposit to assure Tenant’s performance of all terms, provisions and conditions of this Lease. Landlord shall have the right, but not the obligation, at any time, to apply the Security Deposit to cure any breach by Tenant under this Lease (beyond all applicable notice and cure periods) and, in that event, Tenant shall, within five (5) business days of a written request therefor, pay Landlord any amount necessary to restore the Security Deposit to its original amount. To the extent permitted by law, Landlord shall be entitled to the full use of the Security Deposit and shall not be required either to keep the cash Security Deposit in a separate account or to pay interest on account thereof. Any portion of the Security Deposit which is not utilized by Landlord for any purpose permitted under this Lease shall be returned to Tenant within forty-five (45) days after the end of the Term provided Tenant has performed all of the obligations imposed upon Tenant pursuant to this Lease. With full knowledge of the rights and privileges created therein, Tenant hereby expressly waives all rights and privileges under Section 1950.7 of the California Civil Code and any amendments thereto, or of any similar law which may hereafter be passed by the State of California.

6.5.  Late Charge. If Tenant fails to make any payment of Annual Basic Rent, Additional Rent, or other sums required to be paid hereunder on or before the date within five (5) days after such payment is due, Tenant shall pay to Landlord, as Additional Rent, a late charge to cover extra administrative costs and loss of use of funds equal to (a) six percent (6%) of the amount due for the first month or portion thereof that such amount is past due plus (b) interest on the amount remaining unpaid thereafter at the rate of ten percent (10%) per annum; provided, however, that should such late charge at any time violate any applicable law, the late charge shall be reduced to the highest rate permitted by law (the foregoing rate being herein referred to as the “Default Rate”); provided, further, with respect to the first late payment in any twelve (12) month period, such late charge shall not be due until five (5) days after Tenant’s receipt of a written notice that such amount is past due. Landlord’s acceptance of any rent after it has become due and payable shall not excuse any delays with respect to future rental payments or constitute a waiver of any of Landlord’s rights under this Lease.

7.  OPERATING COST. Intentionally Omitted.

8.  USE, CARE AND REPAIR OF PREMISES BY TENANT.

8.1.  Permitted Uses. Tenant shall use and occupy the Premises solely for general office purposes, as well as the shipping, printing, storing and receiving of Tenant’s products, all in accordance with applicable zoning regulations and for no other purpose. Tenant shall not do anything or permit anything to be done in or on the Premises, or bring or keep anything therein which will, in any way, obstruct, injure, annoy or interfere with the rights of Landlord or other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with the laws, rules or regulations of any Federal, state, city or local authority. Except when and where Tenant’s right of access is specifically excluded as the result of (i) an emergency, (ii) a requirement by applicable laws, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of access to the Premises, the Building, the Common Area and the Parking Facilities twenty-four (24) hours per day, seven (7) days per week during the Term.

8.2.  Care of Premises. Tenant shall, at its sole expense, keep the non-structural, interior elements of the Premises and the improvements and appurtenances therein in good order and condition consistent with the operation of a first-class office building, and at the expiration of the Term, or at the sooner termination of this Lease as herein provided, deliver up the same broom clean and in as good order and condition as at the beginning of the Term, ordinary wear and tear and damage by fire or other casualty excepted. Tenant, at its sole expense, shall promptly replace damaged or broken doors and glass in and about the interior of the Premises and shall be responsible for the repair and maintenance of all special or custom Tenant Improvements and Alterations, including, without limitation, the repair and replacement of appliances and equipment installed specifically for Tenant such as refrigerators, disposals, computer room air conditioning, sinks and special plumbing, special light fixtures and bulbs for those fixtures, non-standard outlets and plug-in strips, and special cabinetry.

8.3.                              Hazardous Materials.

(a)                                  “Hazardous Material” means any hazardous, radioactive or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes (whether or not mixed, commingled or otherwise combined with other substances, materials or wastes) listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or substances, materials and wastes which are or become regulated under any applicable local, state or federal law including, without limitation, any material, waste or substance which is (i) a petroleum product, crude oil or any faction thereof, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903) or (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601), as all of the foregoing may be amended from time to time.

(b)                                 With the exception of minor amounts of Hazardous Materials customarily and lawfully used in conjunction with the Permitted Use (including, without limitation, normal and customary office, printing and cleaning supplies), Tenant, its employees, contractors, agents, and any party acting on behalf of Tenant, shall not store, use, treat, generate, or dispose of Hazardous Materials at the Building Project.

(c)                                  Tenant, its employees, contractors, agents, and any party acting on behalf of Tenant shall comply, and shall keep the Premises in compliance, with all laws and regulations relating to Hazardous Materials (“Environmental Laws”); and in addition Tenant shall:

(i)                                             Promptly provide Landlord with copies of any document, correspondence, report or communication, written or oral, relating to Hazardous Materials at or affecting the Building Project (x) to or from any regulatory body, or (y) stating a basis for any potential liability or responsibility of Tenant, Landlord, or the Building Project; including all such documents, correspondence, reports or communications prepared by or on behalf of Tenant. In addition to the above, at Landlord’s request, Tenant shall provide copies of any and all records and communications whatsoever relating to Hazardous Materials at or affecting the Building Project.

(ii)                                          Immediately notify Landlord in the event of a suspected or confirmed release of a Hazardous Material or violation of Environmental Laws at or affecting the Building Project and caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant and, at Landlord’s sole option, either promptly remediate or correct such release or violation to Landlord’s satisfaction or reimburse Landlord’s actual, reasonable, out-of-pocket cost of remediation (including reasonable attorneys’ and consultants’ fees); and compensate Landlord and/or third parties for all resultant damage.

(iii)                                       Subject to the terms of Section 30, permit Landlord reasonable access to the Premises for the purpose of conducting an environmental audit or testing, the cost of which shall be borne by Landlord unless the results indicate activity prohibited by Environmental Laws or hereunder and caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant.

(iv)                                      Upon expiration or other termination of this Lease, remove all Hazardous Materials from the Premises caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant, and at Landlord’s option cause to be performed and provided to Landlord an environmental audit of the Premises (the cost of which shall be borne by Landlord unless the results indicate activity prohibited by Environmental Laws or hereunder and caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant), using a consultant reasonably acceptable to Landlord, and correct, at its expense, any deficiencies noted by the audit.

(d)                                 Landlord shall comply with all Environmental Laws regarding its storage, use, treatment, generation, and disposal of Hazardous Materials, and, if required by law, shall promptly remediate any release of Hazardous Materials or correct any violation of Environmental Laws at or affecting the Building Project and resulting from such storage, use, treatment, generation or release.

(e)                                  This Section 8.3 shall survive the expiration or other termination of this Lease.

8.4.  Compliance with Laws. Tenant, at its sole cost and expense, shall conform to and comply with and shall cause the Premises to conform to and comply with all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, and ordinances applicable to Tenant or resulting from Tenant’s use or occupancy of the Premises or the Building Project or any part thereof. Landlord shall be responsible for ensuring that the Building, the Common Area, the Building Project and the Premises, to the extent not Tenant’s obligation hereunder, comply with all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, and ordinances.

9.  RULES AND REGULATIONS.

Tenant and its agents and invitees shall abide by and observe the rules and regulations attached hereto as Schedule C for the operation and maintenance of the Building or any new reasonable, non-discriminatory rules and regulations which may from time to time be issued by Landlord and are consistent with those used at Comparable Buildings (as defined in Section 11 (b)) (“Rules and Regulations”), provided that any new rules or regulations are not inconsistent with the provisions of this Lease. Nothing in this Lease shall be interpreted to impose upon Landlord any duty or obligation to enforce any such rules and regulations against any other tenant in the Building, and Landlord shall not be liable to Tenant for any violation of these rules and regulations by any other tenant or its agents or invitees.

10.  COMMON AREA.

10.1.  Definition of Common Area. As used herein, “Common Area” means those areas and facilities which may be furnished by Landlord on or near the Building Project, as designated by Landlord from time to time, intended for the general common use and benefit of all tenants of the Building and their agents, representatives, licensees, employees and invitees, including, without limitation, any and all stairs, landings, roofs, utility and mechanical rooms and equipment, service closets, corridors, elevators, lobbies, lavatories and other public areas of the Building and all parking areas, access roads, pedestrian walkways, plazas and landscaped areas.

10.2.  Use of Common Area. Tenant shall have the non-exclusive right to use the Common Area in common with Landlord, other tenants in the Building, and others entitled to the use thereof, subject to such reasonable, non-discriminatory rules and regulations governing the use of the Common Area as Landlord may from time to time prescribe and subject to such easements therein as Landlord may from time to time grant to others. Tenant shall not obstruct in any way any portion of the Common Area or in any way interfere with the rights of other persons entitled to use the Common Area and shall not, without the prior written consent of Landlord, use the Common Area in any manner, directly or indirectly, for the location or display of any merchandise or property belonging to Tenant or for the location of signs relating to Tenant’s operations in the Premises. The Common Area shall at all times be subject to the exclusive control and management of Landlord.

10.3.  Alterations to the Common Area. Landlord reserves the right at any time and from time to time (i) to change or alter the location, layout, nature or arrangement of the Common Area or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the building, and (ii) to construct additional improvements on the Building Project and make alterations thereof or additions thereto and build additional stories on or in any such buildings or build adjoining same; provided, however, that no such change or alteration shall deprive Tenant of access to the Premises or the Parking Facilities or reduce the Rental Area of the Premises, unless such reduction is required by Federal, State or local laws or regulations, in which event, a reduction in the Premises shall be permitted with a commensurate reduction in rent; provided, further, all changes, alterations or improvements to the Common Area shall be completed in a commercially reasonable manner such as to minimize any disruption with Tenant’s ongoing business operations in and Tenant’s use of the Premises. Landlord shall have the right to close temporarily all or any portion of the Common Area to such extent as may, in the reasonable opinion of Landlord, be necessary to prevent a dedication thereof to the public, provided that Tenant is not thereby denied access to the Premises, or for repairs, replacements or maintenance to the Common Area, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner as not to deprive Tenant of access to the Premises.

10.4.  Maintenance. Landlord covenants to keep, maintain, manage and operate the Common Area in a manner consistent with the operation of a first class office building and to keep the sidewalks and driveways, if any, constituting a portion of the Common Area clean and reasonably clear of snow and ice. Subject to the terms of Section 30, Landlord reserves the right of access to the Common Area through the Premises for the purposes of operation, decoration, cleaning, maintenance, safety, security, alterations and repairs.

11.  SERVICES AND UTILITIES.

So long as Tenant is not in an Event of Default under this Lease, Landlord shall provide the following facilities and services to Tenant:

a.  At least one elevator (if the building contains an elevator) subject to call at all times, including Sundays and holidays.

b.  During “normal business hours” as hereinafter defined, central heating and air conditioning when necessary for normal comfort for the Permitted Use in the Premises and in a manner substantially consistent with that provided by other landlords comparable office buildings in the immediate vicinity of the Building Project (“Comparable Buildings”) such that temperatures in the Premises are in no event more or less than 72 degrees (72°) Fahrenheit +/- 2 degrees. For the purposes of this paragraph b, the term “normal business hours” shall mean the periods from 6:00 a.m. until 7:00 p.m. on business days and from 8:00 a.m. until 1:00 p.m. on Saturdays. Landlord shall provide the aforesaid services at other times, at Tenant’s expense, provided Tenant gives Landlord notice by 4:00 p.m. on weekdays for after-hour service on the next weekday, by 4:00 p.m. the day before a holiday for service on a holiday, and by 4:00 p.m. on Friday for after-hour service on Saturday or service on Sunday; provided, however, that Landlord will use good faith efforts to provide such after-hours HVAC if Tenant’s notice is provided after 4:00 p.m. (but Landlord shall not be liable for failure to provide such HVAC on account of such late notice). Such after-hour, holiday or special weekend service shall be charged to Tenant at rates to be calculated by Landlord based on Landlord’s actual costs, which rates shall be given to Tenant on request. Landlord reserves the right to adjust, from time to time, the rate at which such services shall be provided corresponding to adjustments in Landlord’s actual costs. Tenant shall pay for such service, as Additional Rent, within thirty (30) days of Tenant’s receipt of a written invoice with respect thereto. For purposes of this Lease, “actual cost” shall mean the actual cost incurred by Landlord, as reasonably determined by Landlord, without charge for profit, overhead or administration, provided that, notwithstanding the foregoing, any amount actually charged by any unrelated third party to Landlord for the supply of such utilities shall be deemed Landlord’s “actual cost”.

c.  Reasonable amounts of electric current for lighting and normal and customary items of office equipment (subject to the provisions of Section 12 below).

d.  in a manner consistent with Comparable Buildings, janitorial services five (5) days per week, except the date of observation of federal holidays, in and about the Premises and window washing services, all pursuant to the specifications attached hereto as Schedule B and incorporated herein by this reference. Landlord shall also clean Tenant’s bathrooms within the Premises no less than once per day and, in addition, shall, no less than once a day, have the bathroom counters wiped down and have all paper products replenished (to the extent necessary). Notwithstanding anything to the contrary in Schedule B attached hereto, the quality of all services to be provided set forth on Schedule B shall be provided in a manner consistent with Comparable Buildings.

e.  Replacement of light tubes or bulbs for building standard lighting fixtures. All light tube or bulb replacements for special non-standard lighting fixtures shall be furnished and installed by Landlord at Tenant’s expense.

f.  Restroom facilities and necessary lavatory supplies, including hot and cold running water at the points of supply, as provided for general use of all tenants in the Building and routine maintenance, painting, and electric lighting service for all public areas of the Building in such manner as Landlord deems reasonable and in a manner consistent with Comparable Buildings.

Except as expressly set forth herein, any failure by Landlord to furnish the foregoing services, resulting from circumstances beyond Landlord’s reasonable control or from interruption of such services due to repairs or maintenance, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent hereunder, nor relieve Tenant from any of its obligations hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Premises or the Building, Landlord and Tenant shall comply with such requirements, whether or not the utilities and services referred to in this Section 11 are thereby reduced or otherwise affected, without any liability on the part of Landlord to Tenant or any other person or any reduction or adjustment in rent payable hereunder. Subject to the terms of Section 30, Landlord and its agents shall be permitted reasonable access to the Premises for the purpose of installing and servicing systems within the Premises deemed necessary by Landlord to provide the services and utilities referred to in this Section 11 to Tenant and other tenants in the Building.

Notwithstanding the foregoing or anything to the contrary herein, in the event that Tenant is prevented from using, and does not use, the Premises or any material portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Building, Building Project, Premises or the Parking Facilities; (ii) any failure to provide services, utilities or ingress to and egress from the Building, Building Project or Premises as required by this Lease; or (iii) the presence of Hazardous Materials (not brought on the Premises by Tenant) in violation of Environmental Laws which pose a material health risk to the environment or the Premises (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days (including Saturday) after Landlord’s receipt of any such notice, or occurs for ten (10) non-consecutive business days in a twelve (12) month period (provided Landlord is sent a notice of each of such Abatement Event) (in either of such events, the “Eligibility Period”), then the Annual Basic Rent and charges for Tenant’s parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Annual Basic Rent and charges for Tenant’s parking passes (to the extent not utilized by Tenant) for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. In addition, if Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of notice from Tenant (or, in the event that the Premises or the Building are rendered inaccessible to Tenant by a casualty or act of Landlord, one hundred eighty (180) days following the date of Landlord’s actual knowledge of the occurrence of the Abatement Event), Tenant shall have the right to terminate this Lease until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of a written notice to Landlord.

Landlord reserves the right to charge Tenant the reasonable cost, based on usage, of the removal of all trash and the reasonable cost of water/sewerage or electric service to the extent Tenant’s trash disposal, water/sewerage and/or electrical usage exceeds, in Landlord’s reasonable opinion, normal usage for an office tenant as compared to tenants of comparable buildings in the immediate vicinity of the Building Project.

12. ELECTRIC CURRENT.

Landlord shall be under no obligation to furnish electrical energy to Tenant in amounts greater than needed for lighting and normal and customary items of equipment for general office purposes (which, at a minimum, shall be an average of six (6) watts per square foot of Rental Area of the Premises during normal business hours (exclusive of electricity for HVAC), calculated on an annual basis), and Tenant shall not install or use on the Premises any electrical equipment, appliance or machine which shall require amounts of electrical energy exceeding the foregoing standard wattage, unless the installation and use of such additional electrical equipment, appliance, or machine has been approved by Landlord pursuant to terms and conditions set forth in a separate agreement, which approval may be conditioned upon the payment by Tenant, as Additional Rent, of the cost of the additional electrical energy and modifications to the Building’s electrical system required for the operation of such electrical equipment, appliance, or machine.

Landlord may, in Landlord’s sole and absolute discretion, at any time and from time to time, contract, or require Tenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with a utility service provider(s) of Landlord’s choosing. Tenant shall fully cooperate with Landlord and any utility service provider selected by Landlord. Tenant shall permit Landlord and the utility service provider to have reasonable access to the Premises and the utility equipment serving the Premises including lines, feeders, risers, wiring, pipes, and meters. Landlord shall pay, without reimbursement, for all costs associated with any change of utility service, including the cost of any new utility equipment.

Under no circumstances shall Landlord be responsible or liable for any loss, damage, or expense that Tenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Tenant’s needs, or for any failure, interference, or defect in any utility service. Except as expressly set forth herein, no such change, failure, interference, or defect shall constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of Rent, or relieve Tenant from any of Tenant’s obligations under this Lease; provided, however, Tenant shall have the right to terminate this Lease upon written notice to Landlord if the change in any utility supplied to the Premises will prevent Tenant from carrying on its normal and customary business operations in the Premises (as reasonably determined by Tenant).

13. LOSS, DAMAGE AND INJURY.

To the maximum extent permitted by law, Tenant shall occupy and use the Premises, the Building and the Common Area at Tenant’s own risk. Consistent with the provisions of subsection 16.4, Tenant’s Personal Building Project and personal items of those claiming by, through or under Tenant, located in or on the Premises or the Building shall be and remain at the sole risk of Tenant or such other person.

No representation, guaranty, assurance, or warranty is made or given by Landlord that the communications or security systems, devices or procedures used, if any, will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of any of Tenant’s Personal Property or of the property of any other person, and Landlord reserves the right to discontinue or modify at any time such communications or security systems, devices, or procedures without liability to Tenant.

14. REPAIRS BY LANDLORD.

Landlord shall keep the Premises, the Common Area and the Building and all machinery, equipment, fixtures and systems of every kind attached to, or used in connection with the operation of, the Building, including all electrical, heating, mechanical, sanitary, sprinkler, utility, power, plumbing, cleaning, refrigeration, ventilating, air conditioning and elevator systems and equipment (excluding, however, lines, improvements, systems and machinery for water, gas, steam and electricity owned and maintained by any public utility company or governmental agency or body) in good order and repair consistent with the operation of the Building as a first-class office building. Landlord, at its expense, shall make all repairs and replacements necessary to comply with its obligations set forth in the immediately preceding sentence, except for (a) repairs required to be made by Tenant pursuant to Section 8, and (b) repairs caused by the willful misconduct of Tenant, its agents, employees, invitees and guests, which repairs shall be made by Landlord at the cost of Tenant, and for which Tenant shall pay promptly, as Additional Rent, within thirty (30) days of its receipt of a written invoice setting forth the cost of such repairs. No later than two (2) business days after notice from Tenant, Landlord shall commence all such repairs and replacements and thereafter continue to complete such repairs and replacements with due diligence. Except as expressly set forth herein, there shall be no abatement in rents due and payable hereunder and no liability on the part of Landlord by reason of any inconvenience or annoyance arising from Landlord’s making repairs, additions or improvements to the Building in accordance with its obligations hereunder.

15. ALTERATIONS, TITLE AND PERSONAL PROPERTY.

15.1. Alterations. Tenant shall in no event make or permit to be made any alteration, modification, substitution or other change of any nature to the mechanical, electrical, plumbing, HVAC, and sprinkler systems within or serving the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld but may be conditioned on the use of Landlord’s contractor for such work (provided such contractors shall be competitively priced and reasonably available). After completion of Tenant’s Improvements within the Premises, Tenant shall not make or permit any other improvements, alterations, fixed decorations, substitutions or modifications, structural or otherwise, to the Premises or the Building (“Alterations”) without the prior written approval of Landlord, which approval shall not be unreasonably withheld or conditioned and shall be granted or reasonably disapproved within ten (10) days after the written request therefor. Landlord’s approval may include the conditions under which acceptable Alterations may be made. Alterations shall include, but not be limited to, the installation or modification of walls, partitions, doors, lighting fixtures, hardware, locks, window coverings and ceiling; but shall not include the initial Tenant’s Improvements placed within the Premises pursuant to subsection 5.1. All Alterations shall be based on complete plans and specifications prepared and submitted by Tenant to Landlord for approval, except in the instance of cosmetic changes, such as painting and carpeting, in which case Tenant shall provide Landlord with samples showing colors, styles, etc. All Alterations shall be made by a licensed contractor reasonably approved by Landlord at Tenant’s sole cost. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, but upon three (3) business days prior written notice to Landlord, to make strictly cosmetic, non-structural additions and alterations to the Premises that do not (i) involve the expenditure of more than Five Dollars ($5.00) per square foot of Rental Area of the Premises occupied by Tenant at the time of such alteration in the aggregate in any twelve (12) month period during the Term, (ii) affect the exterior appearance of the Building or any areas outside the Premises, (iii) affect or impact in any way the Building’s structure of systems, or (iv) require the issuance of a building permit. Tenant shall also have the right without prior notice at any time to install phone, computer and telecommunications lines and cabling that do not affect the Building’s equipment or systems and are located entirely within the Premises. In addition, Tenant shall have the right to install its own security system and supplemental HVAC system in the Premises subject to Landlord’s reasonable approval as provided above.

Tenant shall be responsible for the cost of any additional improvements within the Premises or the Common Area required by The Americans with Disabilities Act of 1990 as a result of Tenant’s Alterations.

If Tenant makes any Alterations without the prior consent of Landlord (when required), then, in addition to Landlord’s other remedies, Landlord may correct or remove such Alterations and Tenant shall pay the cost thereof, as Additional Rent, within thirty (30) days of its receipt of a written demand.

15.2.  Title. The Tenant Improvements, all Alterations and all equipment, machinery, furniture, furnishings, and other property or improvements installed or located in the Premises by or on behalf of Landlord or Tenant, other than Tenant’s Personal Property, (a) shall immediately become the property of Landlord, and (b) shall remain upon and be surrendered to Landlord with the Premises as a part thereof at the end of the Term. Notwithstanding the foregoing, to the extent such Alterations require Landlord’s consent, Landlord may, upon notice to Tenant at the time Alterations are made, elect that any Alterations be removed at the end of the Term at Tenant’s expense; provided, however, notwithstanding anything to the contrary herein, Tenant shall have no obligation to remove: (i) Tenant’s Improvements; (ii) any Alterations that are comprised of standard, typical office improvements and would not involve extraordinary demolition or removal costs; and (iii) any cabling and telecommunications equipment; provided, however, Tenant, at its sole expense, shall remove its signage and security systems upon the termination or sooner of the Premises. Should Tenant fail to remove the specified Alterations at the end to the Term, Landlord may remove same and Tenant shall promptly reimburse Landlord, as Additional Rent, for the cost of such work, which reimbursement obligation shall survive termination of the Lease.

15.3. Tenant’s Personal Property. “Tenant’s Personal Property” means all equipment, machinery, furniture, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant with respect to which Tenant has not been granted any credit or allowance by Landlord and which (a) is not used, or was not procured for use, in connection with the operation, maintenance or protection of the Premises or the Building; (b) is removable without damage to the Premises or the Building; and (c) is not a replacement of any property of Landlord, whether such replacement is made at Tenant’s expense or otherwise. Notwithstanding any other provision of this Lease, Tenant’s Personal Property shall not include any Alterations or any improvements or other property installed or placed in or on the Premises as part of Tenant’s Improvements, whether or not installed at Tenant’s expense. Tenant shall promptly pay all personal property taxes on Tenant’s Personal Property, as applicable. Tenant may remove all of Tenant’s Personal Property from the Premises at the termination of this Lease. Any property belonging to Tenant or any other person which is left in the Premises after the date the Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to declare itself the owner of such property and to dispose of it in whatever manner Landlord considers appropriate without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property, and Tenant shall not have any right to compensation or claim against Landlord as a result.

16.  INSURANCE.

16.1.  Tenant’s Insurance. Tenant, at its expense, shall obtain and maintain in effect as long as this Lease remains in effect and during such other time as Tenant occupies the Premises or any part thereof insurance policies in accordance with the following provisions.

A. Coverage.

(i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Lease, with respect to the Building Project, to afford protection with limits, per occurrence, of not less than One Million Dollars ($1,000,000), combined single limit, with respect to personal injury, bodily injury, including death, and property damage and Two Million Dollars ($2,000,000) aggregate (occurrence form);

(ii) all-risk property insurance policy, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s Alterations and Tenant Improvements and Personal Property in the Premises, and covering loss of income resulting from casualty;

(iii) worker’s compensation or similar insurance policy offering statutory coverage and containing statutory limits, which policy shall also provide Employer’s Liability Coverage in amounts as required by law;

(iv) Tenant shall require any general contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises (a) commercial general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than One Million Dollars ($1,000,000), combined single limit, and with respect to personal injury and death and property damage, Two Million Dollars ($2000,000) aggregate (occurrence form) and Two Million Dollars ($2,000,000) aggregate completed operations; (b) automobile liability insurance in the amount of One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage; (c) worker’s compensation insurance or similar insurance in form and amounts as required by law; and (d) any other insurance reasonably required of Tenant by Landlord or any Mortgagee; and

(v) Notwithstanding anything set forth above in this subsection 16.1 to the contrary, all dollar limits specified herein shall be increased from time to time as reasonably necessary to effect economically equivalent insurance coverage, or coverage deemed adequate in light of then existing circumstances; provided, however, no such increased insurance limits shall exceed the insurance limits being required by reasonably prudent landlords of Comparable Buildings.

B. Policies.

Such policies shall be maintained with companies licensed to do business in the State where the Premises are located and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Such policies shall be provided on an occurrence form basis unless otherwise approved by Landlord and shall include Landlord and its managing agent as additional insured as to coverage under paragraphs 16.1.A.(i) and 16.1.A.(iv). Such policies shall also contain a waiver of subrogation provision and a provision stating that such policy or policies shall not be canceled, non-renewed, reduced in coverage or materially altered (below limits or requirements required hereunder) except after thirty (30) day’s prior written notice of the cancellation, non-renewal, reduction in coverage or material alteration of such policies, said notice to be given in the manner required by this Lease to Landlord. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. Tenant shall deposit insurance certificates for such insurance policies with Landlord prior to the Rental Commencement Date. Tenant shall have the right to maintain the insurance required hereunder through a “blanket policy” of insurance, provided the aggregate limits of insurance coverage required to be in effect for the Premises pursuant to the terms hereof shall not be reduced as a result of claims made against other premises or property of Tenant covered under such policy, and such blanket policy shall comply with the terms hereof.

16.2. Tenant’s Failure to Insure. If Tenant shall fail to obtain insurance as required under this Section 16, Landlord may, but shall not be obligated to, obtain such insurance should Tenant fail to obtain such coverage within five (5) business days of its receipt of a written notice from Landlord of Landlord’s intent to do so, and in such event, Tenant shall pay, as Additional Rent, the premium for such insurance within thirty (30) days of Tenant’s receipt of a written demand from Landlord.

16.3. Compliance with Policies. Tenant shall not knowingly do or allow to be done, or keep, or allow to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies insuring against loss or damage by fire, other casualty, or any other cause, including without limitation, public liability, or which will prevent Landlord from procuring such policies in companies acceptable to Landlord. If any act or failure to act by Tenant in and about the Building and the Premises shall cause the rates with respect to Landlord’s insurance policies to be increased beyond those rates that would normally be applicable for such limits of coverage, Tenant shall pay, as Additional Rent, the amount of any such increases within thirty (30) days of Tenant’s receipt of a written demand from Landlord; provided, however, Landlord represents and warrants to Tenant that the use permitted hereunder does not contravene Landlord’s policies of insurance nor present a greater risk than other tenants in the Building.

16.4. Waiver of Right of Recovery. Except as provided in Section 8.3, neither party, including Landlord’s managing agent, shall be liable to the other party, including Landlord’s managing agent, or to any insurance company (by way of subrogation or otherwise) insuring the other party, for any loss or damage to any building, structure or other tangible property, or loss of income resulting therefrom, or losses under worker’s compensation laws and benefits even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees. The provisions of this Section 16.4 shall not limit the indemnification for liability to third parties pursuant to Section 22.

16.5. Landlord’s Insurance. In a manner substantially consistent with the practices of landlords of Comparable Buildings, Landlord shall carry commercial general liability insurance with regard to the Property and all-risk property insurance on the Property (for the full replacement value to the extent consistent with the practices of landlords of the Comparable Buildings), excluding Tenant Improvements, Alterations but and Tenant’s Personal Property.

16.6 Waiver of Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by their respective insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefore.

Landlord shall not be obligated to repair any damage to Tenant’s Personal Property, Tenant Improvements or Alterations or replace the same.

17. DAMAGE AND DESTRUCTION.

17.1. Landlord’s Obligation to Repair and Reconstruct. If, as the result of fire, the elements, accident or other casualty (any of such causes being referred to herein as a “Casualty”), the Premises shall be rendered wholly or partially untenantable (damaged to such an extent as to preclude Tenant’s use of the Premises for the purposes originally intended), then, subject to the provisions of subsection 17.2, Landlord shall cause such damage to be repaired, including Tenant Improvements and Alterations, and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be abated proportionately as to the portion of the Premises rendered untenantable during the period of such untenantability (provided if the remaining usable portion of the Premises is such that Tenant cannot operate its business therein, Tenant shall receive an abatement of all the Rent due hereunder to the extent Tenant does not use all of the Premises). All such repairs shall be made at the expense of Landlord, subject to the availability of insurance proceeds and Tenant’s responsibilities set forth herein. Landlord shall not be liable for interruption to Tenant’s business or for damage to or replacement or repair of Tenant’s Personal Property, all of which replacement or repair shall be undertaken and completed by Tenant, at Tenant’s expense.

If the Premises shall be damaged by Casualty, but the Premises shall not be thereby rendered wholly or partially untenantable, Landlord shall promptly cause such damage to be repaired and there shall be no abatement of rent reserved hereunder.

17.2. Termination of Lease. (A) If the Premises are (1) rendered wholly untenantable, or (2) damaged as a result of any cause which is not covered by Landlord’s insurance, or (B) if the Building is damaged to the extent of fifty percent (50%) or more of the gross leasable area thereof, or (C) if, for reasons beyond Landlord’s control or by virtue of the terms of any financing of the Building, sufficient insurance proceeds (other than the deductible) are not available for the reconstruction or restoration of the Building or Premises, then, in any of such events, Landlord may elect to terminate this Lease by giving to Tenant notice of such election within seventy-five (75) days after the occurrence of such event, or after the insufficiency of such proceeds becomes known to Landlord, whichever is applicable; provided, however, Landlord shall also be terminating the leases of all other similarly situated tenants in the Building. If such notice is given, the rights and obligations of the parties shall cease as of the date set forth in such notice, and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be adjusted as of the date set forth in such notice, or, if the Premises were rendered untenantable, as of the date of the Casualty.

17.3. Demolition of the Building. If the Building shall be so substantially damaged that it is reasonably necessary, in Landlord’s judgment, to demolish the Building for the purpose of reconstruction, Landlord may demolish the same, in which event the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be abated to the same extent as if the Premises were rendered wholly untenantable by a Casualty.

17.4. Insurance Proceeds. If the Lease is not terminated pursuant to subsection 17.2, Landlord shall, subject to the terms of any Mortgage, disburse and apply any insurance proceeds received by Landlord to the restoration and rebuilding of the Building in accordance with subsection 17.1 hereof. All insurance proceeds payable with respect to the Premises and the Building shall belong to and shall be payable to Landlord. Notwithstanding anything to the contrary, Tenant shall be entitled to receive all proceeds payable with respect to Tenant’s Personal Property.

17.5 Tenant’s Termination Rights. Notwithstanding anything to the contrary herein, if the repairs to the Premises cannot be completed within one hundred eighty (180) days after the date of casualty (the “Repair Period”) as determined by an architect or contractor designated by Landlord, Tenant may elect, no earlier than sixty (60) days after the date of the casualty and not later than ninety (90) days after the date of such casualty, to terminate this Lease by notice to Landlord, effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after such notice. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term, then Tenant shall have the option to terminate this Lease by giving notice to Landlord within thirty (30) days after such casualty, in which event this Lease shall cease and terminate as of the date of such notice. Tenant shall also have the right to terminate this Lease if Landlord does not complete repairs within the Repair Period by thirty (30) days’ notice to Landlord after the expiration of the Repair Period; provided however, if Landlord completes repair within such thirty (30) day period, such termination shall be nullified and this Lease shall continue in full force and effect.

18. CONDEMNATION.

18.1. Termination. If either the entire Premises or the Building shall be acquired or condemned by any governmental authority under its power of eminent domain for any public or quasi-public use or purpose, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the rents hereunder shall be abated on that date. If less than the whole but more than fifty percent (50%) of the Rental Area of the Premises or more than fifty percent (50%) of the total area of the Building (even if the Premises are unaffected) or such portion of the Common Area as shall render the Premises or the Building untenantable should be so acquired or condemned, Landlord and Tenant shall each have the option to terminate this Lease by notice given to the other within ninety (90) days of such taking. In the event that such a notice of termination is given, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder, or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be adjusted as of such date.

If (a) neither Landlord nor Tenant shall exercise their respective options to terminate this Lease, as hereinabove set forth, or (b) some lesser portion of the Premises or the Building or Common Area, which does not give rise to a right to terminate pursuant to this subsection 18.1, is taken by the condemning authority, this Lease shall continue in force and effect, but from and after the date of the vesting of title in the condemning authority, the Annual Basic Rent payable hereunder during the unexpired portion of the Term shall be reduced in proportion to the reduction in the total Rental Area of the Premises, and any Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder, or by reason of Landlord’s having provided Tenant with additional services hereunder) payable pursuant to the terms hereof shall be adjusted to reflect the diminution of the Premises and/or the Building, as the case may be.

18.2. Rights to Award. Tenant shall have no claim against Landlord arising out of the taking or condemnation, or arising out of the cancellation of this Lease as a result of any such taking or condemnation, or for any portion of the amount that may be awarded as damages as a result of any taking or condemnation, or for the value of any unexpired portion of the Term, or for any property lost through condemnation, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award with regard to the Premises; provided, however, that, in the event of a total taking, Tenant may assert any claim it may have against the condemning authority for compensation for Tenant’s Personal Property lost thereby, loss of income, and for any relocation expenses compensable by statute and receive such awards therefore as may be allowed in the condemnation proceedings provided that such awards shall be made in addition to, and stated separately from, the award made for the Building, the underlying land and the Premises. Landlord shall have no obligation to contest any taking or condemnation.

19. BANKRUPTCY.

19.1. Event of Bankruptcy. For purposes of this Lease, each of the following shall be deemed an “Event of Tenant’s Bankruptcy”:

(a)                                  if Tenant becomes insolvent, as defined in the Bankruptcy Code, or under the Insolvency Laws;

(b)                                 the commencement of any action or proceeding for the dissolution or liquidation of Tenant or for the appointment of a receiver or trustee of the property of Tenant,

whether instituted by or against Tenant, if not bonded or discharged within thirty (30) days of the date of the commencement of such proceeding or action;

(c)                                  if Tenant files a voluntary petition under the Bankruptcy Code or Insolvency Laws;

(d)                                 if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency laws, which is not dismissed within sixty (60) days of filing, or results in issuance of an order for relief against the debtor; and

(e)                                  if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or to a common law composition of creditors.

As used herein, (i) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. Section 101 et. seq. as amended or any successor statute and (ii) Insolvency Laws means the insolvency laws of any state or territory of the United States.

19.2. Assumption by Trustee. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease under Section 20 hereof shall be subject to the applicable rights (if any) of the Trustee in Bankruptcy to assume or assign this Lease as then provided for in the Bankruptcy Code. However, the Trustee in Bankruptcy must give to Landlord and Landlord must receive proper written notice of the Trustee’s assumption or rejection of this Lease, within sixty (60) days (or such other applicable period as is provided for in the Bankruptcy Code) after the date of the Trustee’s appointment. The failure of the Trustee to give notice of the assumption within the period shall conclusively and irrevocably constitute the Trustee’s rejection of this Lease and waiver of any rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord for all monetary damages incurred as a result of such default, and (iii) provides to Landlord adequate assurance of future performance. In the event Tenant is unable to: (i) cure its defaults, (ii) reimburse Landlord for its monetary damages, or (iii) pay the Rent due under this Lease on time, then Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 20.

19.3. Tenant’s Guarantor’s Bankruptcy. Notwithstanding any of the other provisions of this Lease, in the event Tenant’s obligations under this Lease are guaranteed by a guarantor, and said guarantor shall voluntarily or involuntarily come under the jurisdiction of the Bankruptcy Code, and thereafter said guarantor or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall determine to assign the guarantee obligations of said guarantor hereunder, Tenant and its said guarantor agree that (a) said guarantor or its trustee will provide Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment, and (b) “adequate assurance of future performance” in regard to such guarantee obligations of said guarantor, as that term is generally defined under the Bankruptcy Code, will be provided to Landlord by said guarantor or its trustee and its assignee as a condition of said assignment.

20. DEFAULT PROVISIONS AND REMEDIES.

20.1. Events of Default. Each of the following shall be deemed an Event of Default by Tenant under this Lease:

a. failure of Tenant to pay Annual Basic Rent, Additional Rent, or any other sum required to be paid under the terms of this Lease, including late charges, within five (5) days after written notice thereof from Landlord of the date due hereunder (provided, however, any notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure or any similar, superseding statute);

b. failure by Tenant to perform or observe any other term, covenant, agreement or condition of this Lease, on the part of Tenant to be performed (other than the conditions set forth in paragraphs 20.1.a, c, d, e, and f, which shall be governed solely by the provisions set forth herein), within thirty (30) days after notice thereof from the Landlord, unless such performance shall reasonably require a longer period, in which case Tenant shall not be deemed in default if Tenant commences the required performance promptly and thereafter pursues and completes such action diligently and expeditiously;

c. the filing of a tax or mechanic’s lien suit or claim against any property of Tenant which is not bonded or discharged and/or dismissed within thirty (30) days of the date such lien is filed;

d. abandonment of the Premises (as defined under California law) by Tenant;

e. an Event of Tenant’s Bankruptcy or the rejection of this Lease in a Bankruptcy or similar proceeding by Tenant or by operation of law; and

f. the sale of Tenant’s interest in the Premises under attachment, execution or similar legal process.

20.2. Remedies. Upon the occurrence of an Event of Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below or by applicable law) may do any one or more of the following:

(a)                                  Intentionally omitted;

(b)                                 perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be payable by Tenant to Landlord, as Additional Rent, upon demand. Notwithstanding the provisions of this clause (b) and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency;

(c)                                  elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby;

(d)                                 declare any option which Tenant may have to renew the Term or expand the Premises to be null and void and of no further force and effect; or

(e)                                  exercise any other legal or equitable right or remedy which it may have.

Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in enforcing any of its rights or remedies under this Lease shall be paid to Landlord by Tenant, as Additional Rent, upon demand.

20.3. Damages. If this Lease is terminated by Landlord pursuant to subsection 20.2.(c), Tenant nevertheless shall remain liable for (a) any Annual Basic Rent, Additional Rent, and damages which may be due or sustained prior to such termination, and (b) all reasonable costs, fees and expenses including, but not limited to, attorneys’ fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder or in renting the Premises to others from time to time. In addition, Landlord may recover from Tenant additional damages to compensate Landlord for loss of rent resulting from termination of the Lease, which, at the election of Land lord, shall be:

(i)                                     The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(ii)                                  The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)                               Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, as allowed under applicable laws.

As used above in item (i), the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in above in item (ii), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

Damages shall be due and payable immediately upon demand by Landlord following any termination of this Lease pursuant to subsection 20.2.

If this Lease is terminated pursuant to subsection 20.2., Landlord may re-lease the Premises or any part thereof, alone or together with other premises, for such term(s) (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine. The failure or refusal of Landlord to re-lease the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages.

Notwithstanding the above, in the event of the termination of this Lease by reason of Tenant’s bankruptcy or insolvency, Landlord shall have the right to prove and/or obtain as damages an amount equal to the greater of the maximum allowed under the Lease or any statute or rule of law in effect at the time. The failure or refusal of Landlord to relet the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages under such circumstances.

20.4. No Waiver. No act or omission by Landlord shall be deemed to be an acceptance of a surrender of the Premises or a termination of Tenant’s liabilities hereunder, unless Landlord shall execute a written release of Tenant. Tenant’s liability hereunder shall not be terminated by the execution by Landlord of any new lease for all or any portion of the Premises or the acceptance of rent from any assignee or subtenant.

20.5. Remedies Not Exclusive. All rights and remedies of Landlord set forth in this Lease shall be cumulative, and none shall exclude any other right or remedy, now or hereafter allowed by or available under any statute, ordinance, rule of court, or the common law, either at law or in equity, or both. For the purposes of any suit brought or based hereon, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums shall mature hereunder. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants, terms and conditions of this Lease or to exercise any right or option herein contained shall not be construed as a waiver or a relinquishment for the future, of such covenant, term, condition, right or option, but the same shall continue and remain in full force and effect unless the contrary is expressed by Landlord in writing. The receipt by Landlord of rents hereunder, with knowledge of the breach of any covenant hereof or the receipt by Landlord of less than the full rent due hereunder, shall not be deemed a waiver of such breach or of Landlord’s right to receive the full rents hereunder, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

20.6. Persistent Failure to Pay Rent. In addition to any other remedies available to Landlord pursuant to this Lease or by law, Landlord may, at any time throughout the Term of this Lease, terminate this Lease upon Tenant’s default (beyond all applicable notice and cure period) on three (3) separate occasions during any twelve (12) month period under subsection 20.1.a, regardless of whether or not such prior defaults have been cured. Termination, pursuant to this subsection 20.6, shall be effective upon Landlord’s delivery to Tenant of a notice of termination; provided, however, Tenant shall have a period of one hundred twenty (120) days to vacate and surrender the Premises to Landlord following any such termination due to a persistent failure to pay Rent (as provided above).

21. INTENTIONALLY OMITTED.

22. INDEMNITY.

To the maximum extent permitted by law, Tenant shall indemnify, hold harmless and (at Landlord’s option) defend Landlord, its agents, servants and employees from and against all claims, actions, losses, costs and expenses (including attorneys’ and other professional fees), judgments, settlement payments, and, whether or not reduced to final judgment, all liabilities, damages, or fines paid (collectively, “Claims”), incurred or suffered by any third parties to the extent arising directly or indirectly from (a) any default by Tenant under the terms of this Lease, (b) the use or occupancy of the Building Project by Tenant or any person claiming through or under Tenant, and/or (c) any acts or omissions of Tenant or any contractor, agent, employee, invitee or licensee of Tenant in or about the Building Project; provided, however, the foregoing indemnity shall not apply to any Claims that are proximately caused by or results proximately from the negligence or willful misconduct of Landlord or any of its agents, contractors, employees, invitees and representatives. The foregoing indemnity is in addition to, and not in substitution for, any indemnity given by Tenant to Landlord under subsection 8.3. Tenant’s indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

To the maximum extent permitted by law, Landlord shall indemnify, hold harmless and (at Tenant’s option) defend Tenant, its agents, servants and employees from and against all Claims incurred or suffered by any third parties to the extent arising directly or indirectly from (a) any default by Landlord under the terms of this Lease, (b) the use or occupancy of the Building Project by Landlord or any person claiming through or under Landlord, and/or (c) any acts or omissions of Landlord or any contractor, agent, employee, invitee or licensee of Tenant in or about the Building Project; provided, however, the foregoing indemnity shall not apply to any Claims that are proximately caused by or results proximately from the negligence or willful misconduct of Tenant or any of its agents, contractors, employees, invitees and representatives. Landlord’s indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

23. LIMITATION ON LANDLORD LIABILITY.

The term “Landlord” as used in this Lease shall mean only the owner or the First Mortgagee or its trustees, as the case may be, then in possession of the Building Project so that in the event of any transfer by Landlord of its interest in the Building Project and the assumption of liability by the transferee for any future obligations arising under this Lease, the Landlord in possession immediately prior to such transfer shall be, and hereby is, entirely released and discharged from all covenants, obligations and liabilities of Landlord under this Lease accruing after such transfer. In consideration of the benefits accruing hereunder, Tenant, for itself, its successors and assigns, covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by the Landlord, and notwithstanding anything to the contrary contained elsewhere in this Lease, the remedies of Tenant under this Lease shall be solely and exclusively limited to Landlord’s interest in the Building Project (and any sales, rental, insurance or condemnations proceeds therefrom).

24. LANDLORD OBLIGATIONS.

Landlord agrees to perform all of its obligations under this Lease in a first class manner consistent with the standards applicable to similar buildings in the vicinity of the Building. Except for the payment of any amounts due hereunder, Landlord and Tenant shall be excused for the period of any delay in the performance of any of its obligations when the delay is due to any cause or causes beyond such party’s control which include, without limitation, acts of God, all labor disputes, governmental regulations or controls, civil unrest, war, adverse weather condition, fire or other casualty, inability to obtain any material, services, or financing unless otherwise provided for in this Lease. Except where specifically set forth in this Lease, there shall be no abatement, set-off or deduction of Annual Basic Rent or Additional Rent due under this Lease.

25. ASSIGNMENT AND SUBLETTING.

25.1. Prohibited Without Landlord’s Consent. Tenant agrees for itself and its permitted successors and assigns in interest hereunder that it will not (a) assign or otherwise transfer, mortgage or otherwise encumber this Lease or any of its rights hereunder; (b) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any person other than Tenant; and/or (c) permit the assignment or other transfer of this Lease or any of Tenant’s rights hereunder by operation of law (each of the events referred to in the foregoing clauses (a), (b) and (c) being hereinafter referred to as a “Transfer”), without the prior written consent of Landlord in each instance first obtained, which consent shall not be unreasonably withheld, conditioned or delayed, and any consent given shall not constitute a consent to any subsequent Transfer. Any attempted Transfer without Landlord’s consent (or deemed consent) shall be null and void and shall not confer any rights upon any purported transferee, assignee, mortgagee, sublessee, or occupant. No Transfer, regardless of whether Landlord’s consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations hereunder or to alter, impair or release the obligations of any person guaranteeing the obligations of Tenant hereunder. Tenant hereby indemnifies Landlord against liability resulting from any claim made against Landlord by any assignee or subtenant or by any broker claiming a commission in connection with the proposed Transfer. In the event Landlord shall consent to a Transfer of this Lease, any option which Tenant may have to renew the Term shall be null and void.

25.2. Permitted Transfer.

Notwithstanding anything to the contrary contained in this Section 25, neither (i) an assignment or subletting of all or a portion of the Premises to (A) an entity which is controlled by, controls or is under common control with Tenant or an Affiliate (as defined below) of Tenant or (B) a purchaser of all or substantially all of the assets or a majority of stock or membership interests of Tenant or of an entity which is controlled by, controls or is under common control with Tenant or an Affiliate of Tenant through a purchase, merger, consolidation or reorganization of Tenant by or with another entity (whether such acquisition takes the form of an asset sale, a stock sale or a combination thereof), nor (ii) transfer, by operation of law or otherwise, in connection with the merger, consolidation or other reorganization of Tenant or of an entity which is controlled by, controls or is under common control with Tenant or an Affiliate of Tenant, shall be subject to Landlord’s consent pursuant to this Section 25, the payment of a Transfer Premium (as defined in Section 25.3, below) or deemed a sublease or assignment under this Section 25 (hereinafter, such entities, purchasers, and parties shall be referred to collectively or individually as an “Affiliate”); provided, however, no sublease or assignment to an Affiliate shall release the Tenant named herein from any liability under this Lease. In addition to the foregoing any sale or transfer of the stock of Tenant’s parent company shall not be subject to Landlord’s consent pursuant to this Section 25 or the payment of a Transfer Premium. Tenant shall immediately notify Landlord of any such assignment, purchase, transfer, sublease, action or use. For purposes of this Lease, “control” shall mean the ownership of more than fifty percent (50%) of the outstanding equity securities of an entity, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty percent (50%) of the voting interest in any entity. An Affiliate that is an assignee of Original Tenant’s entire interest in this Lease may be referred to herein as an “Affiliate Assignee.”

25.3. Rents from Transfer.

If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium (as defined below) actually received by Tenant from such transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such transferee in connection with the Transfer (as opposed to the sale of Tenant’s business) in excess of the Annual Basic Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any brokerage commissions in connection with the Transfer (iii) any free rent reasonably provided to the transferee, (iv) any marketing fees in connection with the Transfer, (iv) any key money, bonus money or other cash consideration paid by Tenant to transferee for furniture, fixtures, equipment and/or similar items; (v) any attorney fees or fees paid to Landlord actually incurred by Tenant in connection with such Transfer; (vi) any lease takeover fee or charge incurred by Tenant in connection with the Transfer; and (vii) any improvement allowance or other economic concessions (space planning allowance, moving expenses, etc.) paid by Tenant to transferee in connection with such Transfer (collectively, the “Sublease Costs”). The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. Notwithstanding anything contained herein to the contrary, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all applicable Tenant’s Subleasing Costs for each applicable Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Tenant’s Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved.

25.4. Procedure for Obtaining Landlord’s Consent.

A. In the event that, at any time or from time to time prior to or during the Term, Tenant desires to Transfer this Lease in whole or in part, whether by operation of law or otherwise, Tenant shall submit to Landlord for its consideration (a) in writing, the name and address of the proposed subtenant or assignee, a reasonably detailed statement of the proposed subtenant’s or assignee’s business and reasonably detailed financial references and information concerning the financial condition of the proposed subtenant or assignee, (b) a disclosure of any Transfer Premium, and (c) if a subletting, a description of the area of the Premises to be sublet. Landlord shall approve or disapprove of the proposed within ten (10) business days (the “Review Period”) after Landlord’s receipt of the applicable written notice regarding the Transfer. In the event that Landlord fails to either (i) notify Tenant in writing of such approval or disapproval or (ii) request further information regarding such Transfer from Tenant within such Review Period then, if Landlord fails to respond within three (3) business days after an additional notice so stating, Landlord shall be deemed to have approved such Transfer. Tenant agrees to pay Landlord, as Additional Rent, all costs incurred by Landlord in connection with any actual or proposed Transfer, including, without limitation, the costs of making investigations as to the acceptability of a proposed subtenant or assignee and legal costs incurred in connection with any requested consent (not to exceed $1,000 per Transfer request).

B. Landlord’s consent to an assignment of this Lease shall be effective upon the execution by Tenant, the assignee, and Landlord of an assignment document prepared by Landlord in which the assignee shall agree to assume, observe, perform, and be bound by, all of Tenant’s obligations under this Lease and Tenant shall agree to remain primarily liable for such obligations.

Any consent by Landlord to a subletting of all or a portion of the Premises shall be deemed to have been given only upon the delivery by Landlord to Tenant of a consent document prepared and executed by Landlord expressly consenting to such subletting.

25.5. Additional Provisions Respecting Transfers.

A. Without limiting Landlord’s right to withhold its consent to any Transfer by Tenant, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other Transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other Transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises. There shall be no deduction from the rental payable under any sublease or other Transfer nor from the amount thereof passed on to any person or entity, for any expenses or costs related in any way to the subleasing or Transfer of such space.

If Tenant shall make or suffer any such Transfer without first obtaining any consent of Landlord required by subsection 25.1, such transfer shall be voidable at the option of Landlord and any and all Transfer Premium received as a result of such Transfer shall be the property of Landlord, but the same shall not be deemed to be a consent by Landlord to any such Transfer or a waiver of any right or remedy of Landlord hereunder.

B. Tenant agrees to reimburse Landlord for its actual, reasonable, out-of-pocket attorneys’ fees and administrative expense for the review, processing or preparation of any document in connection with a Transfer, whether or not Landlord’s consent to the Transfer is required or obtained (not to exceed $1,000 per Transfer request).

26. HOLDING OVER.

Tenant agrees to vacate the Premises at the end of the Term, or earlier termination thereof, and Landlord shall be entitled to the benefit of all summary proceedings to recover possession of the Premises at the end of the Term, If Tenant remains in possession of the Premises after the expiration of the Term, such action shall not renew this Lease by operation of law and nothing herein shall be deemed as a consent by Landlord to Tenant’s remaining in the Premises. If Tenant fails to vacate the Premises as required, Landlord may consider Tenant a “Tenant-at-Will” (i.e. month-to-month tenant) liable for the payment of (a) rent at one hundred fifty percent (150%) of the then applicable monthly installment of Annual Basic Rent, plus (b) the actual damages incurred by Landlord as a result of Tenant’s holding over, including, without limitation, all incidental, prospective and consequential damages and attorney’s fees; provided, however, Landlord shall not be entitled to any damages under Section 26(b) for the first thirty (30) days after the expiration of the Term. All other covenants of this Lease shall remain in full force and effect.

27. SUBORDINATION AND ATTORNMENT.

This Lease is subject and subordinate to the liens of all mortgages, deeds of trust and other security instruments now or hereafter placed upon the Building or the Building Project or any portion thereof and all ground and other underlying leases from which Landlord’s interest is derived (said mortgages, deeds of trust, other security instruments, and ground leases being hereinafter referred to as “Mortgages” and the mortgagees, beneficiaries, secured parties, and ground lessors thereunder from time to time being hereinafter called “Mortgagees”), and to any and all renewals, extensions, modifications, or refinancings thereof, without any further act of the Tenant except as expressly provided herein; provided, however, a condition precedent to the subordination of this Lease to any particular future Mortgage first encumbering the Building or the Project following the date of this Lease and to any renewals, extensions, modifications, consolidations and replacements thereof, is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) from the lessor or lender under such Mortgage. If requested by Landlord, however, Tenant shall promptly execute any certificate or other document confirming such subordination. Tenant agrees that, if any proceedings are brought for the foreclosure of any of the Mortgages, Tenant, if requested to do so by the purchaser at the foreclosure sale and provided that Tenant has been previously provided with an SNDA executed by the holder of the Mortgage, shall attorn to the purchaser, recognize the purchaser as the landlord under this Lease, and make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever (except as provided in such SNDA). Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give, or purport to give, Tenant any right to terminate this Lease or to alter the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed. Landlord shall use commercially reasonable efforts to provide Tenant with an SNDA from the current holder of any Mortgages upon request by Tenant, provided that (i) Tenant shall pay all costs incurred by Landlord in obtaining such SNDA, including but not limited to any fees or charges from Landlord’s lender or such lender’s counsel; and (ii) neither this Lease nor the obligations of either party hereunder shall be conditional upon the obtaining of such SNDA.

Notwithstanding anything contained herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgages to the operation and effect of this Lease without obtaining the Tenant’s consent thereto, by giving the Tenant written notice thereof, in which event this Lease shall be deemed to be senior to such Mortgages without regard to the respective dates of execution and/or recordation of such Mortgages and this Lease and thereafter such Mortgagee shall have the same rights as to this Lease as it would have had were this Lease executed and delivered before the execution of such Mortgages.

If, in connection with obtaining financing for the Building, a Mortgagee shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially adversely increase the obligations of Tenant hereunder, or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Premises, or increase the amount of Annual Basic Rent and Additional Rent payable hereunder.

28. ESTOPPEL CERTIFICATES.

Tenant shall, without charge, at any time and from time-to-time, within fifteen (15) days after receipt of request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate, in a commercially reasonable form, certifying to Landlord, Landlord’s First Mortgagee, any purchaser of Landlord’s interest in the Building, or any other person designated by Landlord, as of the date of such estoppel certificate, the following, without limitation: (a) whether Tenant is in possession of the Premises; (b) whether this Lease is in full force and effect; (c) whether there have been any amendments to this Lease, and if so, specifying such amendments; (d) whether there are then existing any set-offs or defenses against the enforcement of any rights hereunder, and if so, specifying such matters in detail; (e) the dates, if any, to which any rent or other charges have been paid in advance and the amount of any Security Deposit held by Landlord; (f) that Tenant has no knowledge of any then existing defaults of Landlord under this Lease, or if there are such defaults, specifying them in detail; (g) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant, or if such event has occurred, specifying it in detail; and (h) the address to which notices to Tenant under this Lease should be sent. Any such certificate may be relied upon by the person or entity to whom it is directed or by any other person or entity who could reasonably be expected to rely on it in the normal course of business. The failure of Tenant to execute, acknowledge and deliver such a certificate in accordance with this Section 28 within fifteen (15) days after a request therefor by Landlord shall constitute an acknowledgment by Tenant, which may be relied on by any person who would be entitled to rely upon any such certificate, that such certificate as submitted by Landlord to Tenant is true and correct. In addition, within fifteen (15) days after written request from Tenant, Landlord agrees to execute an estoppel certificate for Tenant’s benefit consistent with the terms required for an estoppel certificate from Tenant (as set forth above).

29. PEACEFUL AND QUIET POSSESSION.

Tenant, if and so long as it pays all rents due hereunder and performs and observes the other terms and covenants to be performed and kept by it as provided in this Lease (prior to the expiration of all notice and cure periods), shall have the peaceable and quiet possession of the Premises during the Term free of any claims of Landlord or anyone lawfully claiming by, through or under Landlord, subject, however, to the terms of this Lease and to matters of public record existing as of the date of this Lease.

30. LANDLORD’S ACCESS TO PREMISES.

Landlord and its agents may at any reasonable time during Tenant’s business hours, upon not less than forty-eight (48) hours prior written notice to Tenant (except in the case of an emergency or reasonably perceived emergency, in which case prior notice shall not be required) and without incurring any liability to Tenant, other than liability arising under Section 22, enter the Premises to inspect them or to make alterations or repairs or for any purpose which Landlord considers necessary for the repair, operation, or maintenance of the Building; provided, however, that in the case of an emergency, Landlord may enter the Premises at any time; provided, further, except for emergencies, Landlord shall use commercially reasonable efforts to perform any such entry in an expeditious manner so as to minimize interference with Tenant’s use of the Premises. Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Section 30 with Tenant (except in the event of emergency or reasonably perceived emergency) so that Tenant, at Tenant’s option, may provide a representative to accompany Landlord (but Landlord shall not have any obligation to wait for such Tenant representative to the extent the same is not reasonably available). In addition, notwithstanding anything to the contrary set forth in this Section 30, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Tenant shall allow the Premises to be exhibited by Landlord (a) at any time to any representative of a lender or to any prospective purchaser of the Building or Landlord’s interest therein or (b) within nine (9) months of the end of the Term to any persons who may be interested in leasing the Premises.

31. INTENTIONALLY OMITTED.

32. BROKERS, COMMISSIONS, ETC.

Landlord and Tenant acknowledge, represent and warrant each to the other that, except as listed in Section 1.F., no broker or real estate agent brought about or was involved in the making of this Lease and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease. Landlord agrees to pay the brokers listed in Section 1.F. a commission in connection with this Lease pursuant to a separate written agreement. Each of the parties hereto agrees to indemnify and hold harmless the other against any claim by any broker, agent or finder (other than those listed in Section 1.F.) based upon the execution of this Lease and predicated upon a breach of the above representation and warranty.

33. RECORDATION.

Neither Landlord nor Tenant shall record this Lease, any amendment to this Lease or any other memorandum of this Lease without the prior written consent of the other party, which consent may be withheld in the sole discretion of either party and, in the event such consent is given, the party requesting such consent and recording shall pay all transfer taxes, recording fees and other charges in connection with such recording. Notwithstanding the above, Tenant covenants that if at any time any mortgagee or ground lessor relating to the financing of the Building Project shall require the recordation of this Lease, or if the recordation of this Lease shall be required by any valid governmental order, or if any governmental authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes, documentary stamp taxes, or both, on this Lease, Tenant, upon the request of Landlord, shall execute such instruments, including a Memorandum of this Lease, as may be reasonably necessary to record this Lease, and Landlord shall pay all recording fees, transfer taxes and documentary stamp taxes, payable on, or in connection with, this Lease or such recordation.

34. MISCELLANEOUS.

34.1. Severability. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

34.2. Applicable Law. This Lease shall be given effect and construed by application of the laws of the state where the Building Project is located (without regard to choice of law principles), and any action or proceeding arising hereunder shall be brought in the courts of the State where the Premises are located.

34.3. Authority. If Tenant is a corporation or partnership, Tenant represents and warrants that: (i) Tenant is duly organized and validly existing; and (ii) this Lease (a) has been authorized by all necessary parties, (b) is validly executed by an authorized officer or agent of Tenant, and (c) is binding upon and enforceable against Tenant in accordance with its terms.

The undersigned agent of Landlord represents and warrants that it is authorized and empowered to enter into this Lease Agreement on behalf of the Landlord.

34.4. No Discrimination. It is Landlord’s policy to comply with all applicable state and federal laws prohibiting discrimination in employment based on race, age, color, sex, national origin, disability, religion, or other protected classification. It is further intended that the Building shall be operated so that all prospective tenants thereof, and all customers, employees, licensees and invitees of all tenants shall have equal opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of the Building without discrimination because of race, age, color, sex, national origin, disability, or religion. To that end, Tenant shall not discriminate in the conduct and operation of its business in the Premises against any person or group of persons because of the race, age, color, sex, religion, national origin or other protected classification of such person or group of persons.

34.5. Integration of Agreements. This writing is intended by the parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the parties hereto are incorporated herein. No course of prior dealings between the parties or their agents shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the parties or their agents shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings or agreements have been made or relied upon in the making of this Lease. This Lease can only be modified by a writing signed by each of the parties hereto.

34.6. Third Party Beneficiary. Except as expressly provided elsewhere in this Lease, nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary.

34.7. Captions; Gender. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof. As used in this Lease and where the context so requires, the singular shall be deemed to include the plural and the masculine shall be deemed to include the feminine and neuter, and vice versa.

34.8. Successors and Assigns. Subject to the express provisions of this Lease to the contrary (e.g., Section 25), the terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

34.9. Waiver of Jury Trial. To the extent permitted by applicable laws, Landlord and Tenant hereby expressly waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of or with respect to this Lease, including, without limitation, the relationship of Landlord and Tenant, the use and occupancy by Tenant of the Premises, any statutory remedy and/or claim of injury or damage regarding this Lease.

34.10. Joint and Several Liability. In the event that two (2) or more persons (i.e., natural persons, corporations, partnerships, associations and other legal entities) shall sign this Lease as Tenant, the liability of each such party to pay all rents due hereunder and perform all the other covenants of this Lease shall be joint and several. In the event Tenant is a general partnership or a limited partnership with two or more general partners, the liability of each partner, or general partner, under this Lease shall be joint and several.

34.11. Notices. All notices, demands and requests required under this Lease shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid, or hand delivered, or overnight delivery, addressed to Landlord or Tenant, at the Landlord Notice Address and Tenant Notice Address, respectively. Either party may designate a change of address by written notice to the other party, in the manner set forth above. Notice, demand and requests which shall be served by certified mail in the manner aforesaid, shall be deemed to have been given three (3) days after mailing. Notices sent by overnight delivery shall be deemed to have been given the day after sending. Without intending to limit the generality of the foregoing requirement that all notices, demands and requests be in writing, there are certain provisions in this Lease where, for emphasis alone, such requirement is reiterated.

34.12. Effective Date of this Lease. Unless otherwise expressly provided, all terms, conditions and covenants by Tenant contained in this Lease shall be effective as of the date first above written.

34.13. Mechanics’ Liens. In the event that any mechanics’ or materialmen’s lien, suit or claim shall at any time be filed against the Premises purporting to be for work, labor, services or materials performed or furnished to Tenant or anyone holding the Premises through or under Tenant, Tenant shall cause the same to be dismissed and/or discharged of record or bonded within thirty (30) days after Tenant’s receipt of written notice of the filing thereof. If Tenant shall fail to cause such lien to be discharged and/or dismissed or bonded within thirty (30) days after Tenant’s receipt of written notice of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due; and the amount so paid by Landlord, and all costs and expenses, including reasonable attorneys’ fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable by Tenant to Landlord, as Additional Rent, within thirty (30) days after Tenant receives a written invoice therefor. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished to Tenant upon credit and that no mechanics’, materialmen’s or other liens for any such labor or materials shall attach to or affect the estate or interest of Landlord in and to the land and improvements of which the Premises are a part.

34.14. Waiver of Right of Redemption. Tenant hereby expressly waives (to the extent legally permissible) for itself and all persons claiming by, through or under it, any right of redemption or right to restore the operation of this Lease under any present or future law in the event Tenant is dispossessed for any proper cause, or in the event Landlord shall obtain possession of the Premises pursuant to the terms of this Lease. Tenant understands that the Premises are leased exclusively for business, commercial and mercantile purposes and therefore shall not be redeemable under any provision of law..

34.15. Mortgagee’s Performance. If requested by any First Mortgagee in writing (which is accompanied by the address for such First Mortgagee), Tenant shall give such First Mortgagee written notice of any default by Landlord under this Lease and a reasonable opportunity to cure such default. Tenant shall accept performance of any of Landlord’s obligations hereunder by any ground lessor or mortgagee relating to the financing of the Building Project.

34.16. Mortgagee’s Liability. No mortgagee or ground lessor relating to the financing of the Building Project, not in possession of the Premises or the Building, shall have any liability whatsoever hereunder.

If this Lease or the rent due hereunder is assigned to the First Mortgagee as collateral security for a loan, no such First Mortgagee shall be deemed to have assumed any of Landlord’s obligations hereunder solely as a result of said assignment. The First Mortgagee to whom this lease has been so assigned shall be deemed to have assumed such obligations only if (i) by the terms of the instrument of assignment such First Mortgagee specifically elects to assume such obligations or (ii) such Mortgagee has (a) foreclosed its First Mortgages (b) accepted a deed in lieu thereof, or (c) taken possession of the Premises by entry or otherwise. Even if such First Mortgagee so assumes the obligations of Landlord hereunder, (i) any obligation under Section 6.4 to return the Security Deposit to the Tenant shall be limited to the amount actually received by the First Mortgagee with respect thereto, and (ii) such First Mortgagee will be liable for breaches of any of Landlord’s obligations hereunder only to the extent such breaches occur during the period of ownership by the First Mortgagee after foreclosure (or any conveyance by a deed in lieu thereof), all as set forth in Section 27 hereof.

34.17. Schedules. Each writing or plat referred to herein as being attached hereto as a schedule or exhibit is hereby made a part hereof, with the same full force and effect as if such writing or plat were set forth in the body of this Lease.

34.18. Time of Essence. Time shall be of the essence of this Lease with respect to the performance by either party of its obligations hereunder.

34.19. Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto. No amendments of this Lease entered into by Landlord and Tenant, as aforesaid, shall impair or otherwise affect the obligations of any guarantor of Tenant’s obligations hereunder, all of which obligations shall remain in full force and effect and pertain equally to any such amendments, with the same full force and effect as if the substance of such amendments was set forth in the body of this Lease.

34.20. Special Provisions. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 or any successor or similar legislation with respect to Landlord’s obligations for tenantability of the Premises and Tenant’s right to make repairs and deduct the expenses of such repairs from rent or to vacate the Premises. Tenant also waives the provisions of California Civil Code Section 1931(1), or any successor or similar legislation as to Tenant’s right to terminate this Lease for landlord’s failure to maintain or repair the Premises. Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4), or any successor or similar legislation, with respect to any damage or destruction of the Premises. Any notice other than as specifically set forth in Section 26 shall be in lieu of and not in addition to any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute. Each party waives the provisions of California Code of Civil Procedure Section 1265.130, or any successor or similar legislation, allowing the Superior Court upon petition of either party to terminate this Lease for a partial taking of the Premises.

34.21. Parking. During the Term of this Lease, Tenant shall have the right (but not the obligation) to lease up to three (3) unreserved parking spaces for every one thousand (1,000) square feet of Rental Area in the parking facilities adjacent to and serving the Building (the “Parking Facilities”) which Tenant has purchased in advance, which shall be confirmed in writing by Landlord. Tenant may also lease additional parking spaces on a month-to-month basis, as spaces are available. Tenant acknowledges that the Parking Facilities shall be available for use by the adjacent retail facilities generally each weekday (Monday through Friday) after 6:00 p.m., Saturday from 9:00 a.m. to 10:00 p.m. and Sunday 10:00 a.m. to 6:00 p.m. or such other operational hours as may be reasonably determined by Landlord. Use of such parking spaces by Tenant and its employees shall be at the rental rates and upon the other terms and conditions published from time to time by Landlord or Landlord’s operator of the Parking Facilities in their sole discretion. Parking spaces shall be rented by Landlord to Tenant on a non-reserved basis or such other basis as Landlord or Landlord’s operator may reasonably deem advisable. Notwithstanding the above, Tenant shall not be responsible for the cost of any parking spaces for the first Rental Year of the Term.

Tenant shall not assign or sublease any parking spaces provided to Tenant herein (separate and apart from any sublease of the Premises or assignment of this Lease in accordance with the terms of Section 25), and any such attempted assignment of parking privileges and/or spaces by Tenant shall be null and void and without effect. Tenant acknowledges that Landlord has no obligation to provide parking spaces for Tenant’s customers, invitees and licensees other than parking spaces in those Parking Facilities adjacent to the Building which may from time to time be designated for patrons of the Building.

Landlord shall have the right to change such designated parking areas from time to time. Tenant and its employees shall park their cars only in those portions of the Parking Facilities, if any, designated by Landlord for the purpose of employee parking and purchased in advance by Tenant.

Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the suitability of the Parking Facilities, or as to the availability of parking spaces, for the conduct of Tenant’s business.

Landlord shall have certain rights and authority relative to the use and control of the Parking Facilities, including, without limitation, the right to decrease the size of the Parking Facilities; to rearrange, reduce and/or re-stripe the parking spaces and improvements on the Parking Facilities; to take all or any portion of the Parking Facilities for the purpose of maintaining, repairing or restoring same; to construct or operate commercial areas thereon or adjacent thereto; to have ingress and egress in connection with any such construction and/or operation; and to do and perform such other acts in, to and with respect to the Parking Facilities as in the use of good business judgment Landlord shall determine to be appropriate for the Parking Facilities (provided that Tenant’s parking rights are not reduced or materially changed as a result thereof and so long as Tenant’s obligations are not materially or unreasonably increased as a result thereof and such change(s) do not create a material safety risk for Tenant).

It is understood that the employees of Tenant and the other tenants within the Building and employees of other occupants of the Building shall not be permitted to park their automobiles or other vehicles in the automobile parking areas which may from time to time be designated for patrons of the Building or the adjacent retail shopping center. Tenant and its employees shall park their cars only in those portions of the parking area for which Tenant has purchased parking privileges. Tenant shall cause its employees to attach to their cars any identification stickers required by Landlord. Tenant shall furnish Landlord with its and its employees’ license numbers within ten (10) business days of receipt of Landlord’s written request therefore.

Following written notice to Tenant and a one (1) business day cure period, Tenant hereby authorizes Landlord to tow away from the Building any vehicle or vehicles belonging to Tenant or Tenant’s employees which are parked in violation of the foregoing or the reasonable, non-discriminatory rules and regulations issued by Landlord from time to time and/or attach violation stickers or notices to such vehicles. If Landlord implements any program related to parking, parking facilities or transportation facilities including, but not limited to, any program of parking validation, employee shuttle transportation or other program to limit, control, enhance, regulate or assist parking by customers of the Building, Tenant agrees to participate in the program under reasonable, non-discriminatory rules and regulations from time to time established by Landlord provided that Tenant’s parking rights are not reduced or materially changed as a result thereof and so long as Tenant’s obligations are not materially or unreasonably increased as a result thereof. If Tenant or its employees fail to park their vehicles in designated parking areas as set forth in this Section 34.21, Landlord may charge Tenant Twenty-Five and 00/100 Dollars ($25.00) per day for each day or partial day per vehicle parked in any areas other than those designated; provided, however, Landlord agrees to give Tenant written notice of the first three (3) violations of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; if not discontinued with the two (2) day period, then the Twenty-Five and 00/100 Dollars ($25.00) per day fine shall commence. After notice of the first three (3) such violations, no prior notice of any subsequent violation shall be required. All amounts due under the provisions of this Section 28.06 shall be payable by Tenant within thirty (30) days after demand therefor.

34.22. Signage.

(a)           Exterior Signage. Tenant shall have the right to the eyebrow signage facing both Broadway and Orange Street at Tenant’s sole cost and expense. The size/design/specifications of such signage shall comply with the Building’s signage criteria, a copy of which is attached hereto as Schedule D. In addition, Tenant, at Tenant’s cost, shall have the right to install signage outside its loading dock doors subject to governmental codes and regulation.

(b)           Interior Signage. Tenant shall be entitled, at its sole cost and expense, to (i) one (1) identification sign on or near the entry doors of the Premises. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building signage criteria. At Landlord’s initial cost, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory; provided, however, that any Landlord approved changes to such signage shall be at Tenant’s sole cost and expense.

[remainder of page intentionally left blank; signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

GLENDALE II MALL ASSOCIATES, LLC,
a Delaware limited liability company

By:	/s/ David L. Shapiro
Authorized Signatory

TENANT:

LEGALZOOM.COM. INC.,
a Delaware corporation

By:	/s/ John Suh
Its: CEO

By:	/s/ Charles Rampenthal
Its: Secretary

IF TENANT IS A CORPORATION, THE AUTHORIZED OFFICERS SHALL SIGN ON BEHALF OF THE CORPORATION AND INDICATE THE CAPACITY IN WHICH THEY ARE SIGNING. THIS LEASE MUST BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT UNLESS THE BYLAWS OR A RESOLUTION OF THE BOARD OF DIRECTORS PROVIDES OTHERWISE.